Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-220888) and the Registration Statements on Form S-8 (File Nos. 333-176462 and 333-220911) of CynergisTek, Inc. (the “Company”) of our report dated March 30, 2020, relating to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Such report included an emphasis matter paragraph regarding the Company’s sale of assets and an explanatory paragraph regarding the Company’s adoption of FASB ASC 842, Leases.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

March 30, 2020